CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Annual Report on Form 20-F of our auditor's report dated February 25, 2025 relating to the consolidated financial statements of Micromem Technologies Inc. (the "Company") consisting of the consolidated statements of financial position as at October 31, 2024 and 2023 and the related consolidated statements of operations and comprehensive loss, changes in shareholders' deficiency and cash flows for each of the years in the three year period ended October 31, 2024, 2023, and 2022, as filed with the United States Securities and Exchange Commission.

We also consent to the incorporation by reference of such report in the Company's Registration Statement on Form S-8 (File No. 333-203466)

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

February 28, 2025

Toronto, Canada

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894